FOR IMMEDIATE RELEASE

Lincoln Financial Group reports THIRD quarter 2019 results

and announces increase to dividend

_______________________________________

Net loss EPS of $(0.83) and adjusted operating EPS of $(0.25)

Excluding notable items and alternative investment income, adjusted operating EPS of $2.22

BVPS, including AOCI, of $100.84, up 44%; BVPS, excluding AOCI, of $69.33, up 5%

Increased common stock dividend to $0.40, up 8%

Radnor, PA, October 30, 2019 –  Lincoln Financial Group (NYSE: LNC) today reported a net loss for the third quarter of 2019 of $161 million, or $(0.83) per diluted share available to common stockholders, compared to net income in the third quarter of 2018 of $490 million, or $2.24 per diluted share available to common stockholders. Third quarter adjusted loss from operations was $46 million, or $(0.25) per diluted share available to common stockholders, compared to adjusted income from operations of $510 million, or $2.34 per diluted share available to common stockholders, in the third quarter of 2018.

The current quarter’s adjusted operating results included net unfavorable notable items of approximately $403 million, or $2.00 per share, related to the company’s annual review of DAC and reserve assumptions, and approximately $94 million, or $0.47 per share, from underperformance in the alternative investment portfolio, largely driven by a write-down of a large private equity investment.  The prior-year quarter included net unfavorable items of approximately $2 million, or $0.01 per share, primarily related to the company’s annual review of DAC and reserve assumptions.

“Appropriate adjustments to our assumptions, including interest rates, as part of our annual review, and fluctuations in key earnings drivers resulted in a significant impact on third quarter results,” said Dennis R. Glass, president and CEO of Lincoln Financial Group. “Importantly, we continue to see momentum in key strategic initiatives, including strong sales growth and further expense improvements.”

The board of directors of Lincoln National Corporation approved raising the quarterly dividend on its common shares to $0.40 per share. The dividend represents an 8% increase over the prior-year level.  The increased dividend on common stock will be payable on February 1, 2020 to shareholders of record at the close of business on January 10, 2020.

	As of or For the		As of or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2019	2018	2019	2018
Net Income (Loss)	$(161)	$490	$454	$1,242
Net Income (Loss) Available to Common Stockholders	(164)	490	454	1,236
Net Income (Loss) Per Diluted Share Available to Common Stockholders	(0.83)	2.24	2.24	5.59
Revenues	4,638	4,264	12,913	11,893
Adjusted Income (Loss) from Operations	(46)	510	873	1,405
Adjusted Income (Loss) from Operations per Diluted Share Available to
Common Stockholders[1]	(0.25)	2.34	4.30	6.33
Average Diluted Shares	201.6	218.5	203.1	221.1
ROE, Including AOCI (Net Income)	-3.4%	13.0%	3.5%	10.5%
Adjusted Operating ROE, Excluding AOCI (Income from Operations)	-1.3%	14.5%	8.3%	13.5%
Book Value per Share, Including AOCI	$100.84	$70.17	$100.84	$70.17
Book Value per Share, Excluding AOCI	69.33	66.27	69.33	66.27

1   Due to reporting a net loss for the three months ended September 30, 2019, basic shares were used in the diluted earnings per share calculation for that period as the use of diluted shares would have resulted in a lower loss per share.

Operating Highlights – Third Quarter 2019

•	General and administrative expenses, net of amounts capitalized, decreased 3%
•	Total Annuity sales of $3.5 billion, up 12%, with positive net flows of $253 million
•	Retirement Plan Services net flows of $272 million
•	Individual life insurance sales of $206 million, up 26%
•	Group Protection sales of $242 million, up 53%

Third Quarter 2019 – Segment Results

Annuities

Annuities reported income from operations of $169 million compared to $302 million in the prior-year quarter. This decrease was primarily driven by impacts from the company’s annual review of DAC and reserve assumptions, which were unfavorable in the current quarter and favorable in the prior-year quarter. Not including the impact from the review, the decline in income from operations was driven by a decrease in account values from the Athene reinsurance transaction completed in the fourth quarter of 2018 and impacts from underperformance in the alternative investment portfolio.

Total annuity deposits of $3.5 billion were up 12% from the prior-year quarter. Variable annuity sales were up 11% versus the prior-year quarter and fixed annuity sales were up 15% over the same period.

Net flows were $253 million in the quarter compared to net outflows of $81 million in the prior-year period. Average account values of $134 billion decreased 3% over the prior-year quarter. Not including the Athene reinsurance transaction completed in the fourth quarter of 2018, average account values would have increased 2% over the prior-year quarter.

The current quarter included net unfavorable items of $93 million related to the company’s annual review of DAC and reserve assumptions. The prior-year results included net favorable items of $13 million related to the company’s annual review of DAC and reserve assumptions.

Retirement Plan Services

Retirement Plan Services reported income from operations of $44 million compared to $40 million in the prior-year quarter with the increase driven by expense management.

Total deposits for the quarter were $2.2 billion compared to $3.3 billion in the prior-year quarter with the decline being driven by one large case in the prior year.  Recurring deposits increased 12% over the same period.

Net flows of $272 million combined with equity market growth resulted in average account values of  $74 billion, up 4%.

There were no notable items in the current quarter. The prior-year results included net unfavorable items of $2 million related to the company’s annual review of DAC and reserve assumptions.

Life Insurance

Life Insurance reported a $245 million loss from operations compared to income from operations of $176 million in the prior-year quarter. This decrease was primarily driven by impacts from the company’s annual review of DAC and reserve assumptions. Not including the impact of the review, the decline in income from operations was driven by underperformance in the alternative investment portfolio and unfavorable mortality relative to the prior-year quarter.

Total Life Insurance sales were $234 million versus $167 million in the prior-year quarter. This increase was driven by 26% growth in individual life products coupled with strong executive benefits sales.

Total Life Insurance in-force of $800 billion grew 9% over the prior-year quarter, and average account values of $52 billion increased 4% over the prior-year quarter.

The current quarter included net unfavorable items of $320 million related to the company’s annual review of DAC and reserve assumptions.  The prior-year results included net unfavorable items of $20 million related to the company’s annual review of DAC and reserve assumptions.

Group Protection

Group Protection income from operations was $61 million in the quarter compared to $63 million in the prior-year period. The decrease in earnings was attributable to underperformance in the alternative investment portfolio, which was partially offset by expense savings from the acquisition.

The total loss ratio was 74% in the current quarter and remained relatively flat year over year as the increase in favorable impacts from the annual review of reserve assumptions were largely offset by higher claims experience.

Group Protection sales were $242 million in the quarter, up 53% versus the prior-year quarter driven by strong growth in both life and disability products. Employee-paid sales were 42% of total sales in the quarter.

Insurance premiums were $1 billion in the quarter, up slightly from the prior-year period driven by continued growth.

The current quarter included net favorable items of $10 million related to the company’s annual review of reserve assumptions. The prior-year results included net favorable items of $7 million related to the company’s annual review of reserve assumptions.

Other Operations

Other Operations reported a loss from operations of $75 million versus a loss of $71 million in the prior-year quarter.

There were no notable items in the current quarter or the prior-year quarter.

Realized Gains and Losses / Impacts to Net Loss

Realized gains/losses and impacts to net loss (after-tax) in the quarter were driven by:

•	A $33 million loss on early extinguishment of debt.
•	A $31 million acquisition and integration expense.
•	A $22 million loss from variable annuity net derivative results.
•	A $20 million loss from indexed annuity forward-starting options.

Unrealized Gains and Losses

The company reported a net unrealized gain of $11.5 billion, pre-tax, on its available-for-sale securities at September 30, 2019. This compares to a net unrealized gain of $2.4 billion at September 30, 2018, with the year-over-year increase primarily driven by lower treasury rates.

Capital

The quarter’s average diluted share count of 201.6 million was down 8% from the third quarter of 2018, the result of repurchasing 17.8 million shares of stock at a cost of $1.1 billion since September 30, 2018.

Book Value

As of September 30, 2019, book value per share, including AOCI, increased 44% from the prior-year period to $100.84. Book value per share, excluding AOCI, increased 5% from the prior-year period to $69.33.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income from operations, adjusted operating ROE and BVPS, excluding AOCI, to net income, ROE and BVPS, including AOCI, calculated in accordance with GAAP. The tables also include a reconciliation of adjusted operating EPS excluding notable items and alternative investment income to net income EPS.

This press release may contain statements that are forward-looking, and actual results may differ materially. Please see the Forward Looking Statements – Cautionary Language at the end of this release for factors that may cause actual results to differ materially from our current expectations.

For other financial information, please refer to the company’s third quarter 2019 statistical supplement available on its website, www.lfg.com/earnings.

Lincoln Financial Group will discuss the company’s third quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, October 31, 2019. The conference call will be broadcast live through the company website at www.lfg.com/webcast. Please log on at least fifteen minutes prior to the call to register and download any necessary streaming media software. To participate via phone: (866) 394-4575 (U.S./Canada) or (678) 509-7536 (International). Ask for the Lincoln National Conference Call.

A replay of the call will be available by 1:00 p.m. Eastern Time on October 31, 2019 at www.lfg.com/webcast. Audio replay will be available from 1:00 p.m. Eastern Time on October 31, 2019 through 12:00 p.m. Eastern Time on November 7, 2019. To access the re-broadcast, dial: (855) 859-2056 (Domestic) or (404) 537-3406 (International). Enter conference code: 6548798.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower people to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $261 billion in assets under management as of September 30, 2019. Lincoln Financial Group is a committed corporate citizen included on major sustainability indices including the Dow Jones Sustainability Index North America and FTSE4Good. Dedicated to diversity and inclusion, Lincoln was recognized by Forbes as one of the Best Large Employers, Best Employers for Diversity, and Best Employers for Women. Lincoln also earned perfect 100 percent scores on the Corporate Equality Index and the Disability Equality Index. Learn more at: www.LincolnFinancial.com. Follow us on Facebook,  Twitter, LinkedIn, and Instagram. Sign up for email alerts at http://newsroom.lfg.com.

Contacts:	Chris Giovanni	Scott Sloat
	(484) 583-1793	(484) 583-1625
	Investor Relations	Media Relations
	InvestorRelations@LFG.com	scott.sloat@LFG.com

Explanatory Notes on Use of Non-GAAP Measures

Management believes that adjusted income from operations (adjusted operating income), adjusted operating return on equity, adjusted operating revenues, and adjusted operating EPS better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value excluding accumulated other comprehensive income (AOCI) enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this presentation to the most directly comparable GAAP measure may be included in this Appendix to the presentation and/or are included in the Statistical Reports for the corresponding periods contained in the Earnings section of the Investor Relations page on our website: www.lfg.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized adjusted income (loss) from operations are financial measures we use to evaluate and assess our results. Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (“ROE”), as used in the presentation, are non-GAAP financial measures and do not replace GAAP net income (loss), revenues and ROE, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

Adjusted income (loss) from operations is GAAP net income (loss) excluding the after-tax effects of the following items, as applicable:

•	Realized gains and losses associated with the following (“excluded realized gain (loss)”):
o	Sales or disposals and impairments of securities;
o	Changes in the fair value of derivatives, embedded derivatives within certain reinsurance arrangements and trading securities (“gain (loss) on the mark-to-market on certain instruments”);
o	Changes in the fair value of the derivatives we own to hedge our guaranteed death benefit (“GDB”) riders within our variable annuities;
o	Changes in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders reflected within variable annuity net derivative results accounted for at fair value;
o	Changes in the fair value of the derivatives we own to hedge our GLB riders reflected within variable annuity net derivative results;
o

Changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for at fair value (“indexed annuity forward-starting options”); and

o	Changes in the fair value of equity securities;
•	Changes in reserves resulting from benefit ratio unlocking on our GDB and GLB riders (“benefit ratio unlocking”);
•	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
•	Gains (losses) on early extinguishment of debt;
•	Losses from the impairment of intangible assets;
•	Income (loss) from discontinued operations;
•	Acquisition and integration costs related to mergers and acquisitions; and
•	Income (loss) from the initial adoption of new accounting standards, regulations and policy changes including the net impact from the Tax Cuts and Jobs Act.

Adjusted Operating Revenues

Adjusted operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

•	Excluded realized gain (loss);
•	Revenue adjustments from the initial adoption of new accounting standards;
•	Amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking; and
•	Amortization of deferred gains arising from reserve changes on business sold through reinsurance.

Adjusted Operating Return on Equity

Adjusted operating return on equity measures how efficiently we generate profits from the resources provided by our net assets.

•	It is calculated by dividing annualized adjusted income (loss) from operations by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").

•	Management evaluates return on equity by both including and excluding average goodwill within average equity.

Definition of Notable Items

Adjusted income (loss) from operations, excluding notable items, is a non-GAAP measure that excludes items which, in management’s view, do not reflect the company’s normal, ongoing operations.

•

We believe highlighting notable items included in adjusted income (loss) from operations enables investors to better understand the fundamental trends in its results of operations and financial condition.

Book Value Per Share, Excluding AOCI

Book value per share, excluding AOCI is calculated based upon a non-GAAP financial measure.

•	It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding.
•	We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•

Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

•	Book value per share is the most directly comparable GAAP measure.

Special Note

Sales

Sales as reported consist of the following:

•	Annuities and Retirement Plan Services – deposits from new and existing customers;
•	MoneyGuard® – 15% of total expected premium deposits;
•	Universal life (UL), indexed universal life (IUL), variable universal life (VUL) – first-year commissionable premiums plus 5% of excess premiums received;
•	Executive Benefits – single premium bank-owned UL and VUL, 15% of single premium deposits, and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received;
•	Term – 100% of annualized first-year premiums; and
•	Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation

Reconciliation of Net Income to Adjusted Income from Operations

	For the		For the
(in millions, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Total Revenues	$4,638	$4,264	$12,913	$11,893
Less:
Excluded realized gain (loss)	(61)	(98)	(623)	(188)
Amortization of DFEL on benefit ratio unlocking	(1)	-	3	-
Total Adjusted Operating Revenues	$4,700	$4,362	$13,533	$12,081

Net Income (Loss) Available to Common
Stockholders – Diluted	$(164)	$490	$454	$1,236
Less:
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(3)	-	-	(6)
Net Income (Loss)	(161)	490	454	1,242
Less:
Excluded realized gain (loss), after-tax	(49)	(77)	(492)	(149)
Benefit ratio unlocking, after-tax	(2)	33	186	32
Net impact from the Tax Cuts and Jobs Act	-	32	-	19
Acquisition and integration costs related to mergers
and acquisitions, after-tax	(31)	(8)	(80)	(47)
Gain (loss) on early extinguishment of debt, after-tax	(33)	-	(33)	(18)
Adjusted Income (Loss) from Operations	$(46)	$510	$873	$1,405

Earnings (Loss) Per Common Share – Diluted
Net income (loss)	$(0.83)	$2.24	$2.24	$5.59
Adjusted income (loss) from operations	(0.25)	2.34	4.30	6.33

Average Stockholders' Equity
Average equity, including average AOCI	$19,227	$15,124	$17,349	$15,786
Average AOCI	5,292	1,019	3,372	1,929
Average equity, excluding AOCI	13,935	14,105	13,977	13,857
Average goodwill	1,778	1,754	1,779	1,560
Average equity, excluding AOCI and goodwill	$12,157	$12,351	$12,198	$12,297

Return on Equity, Including AOCI
Net income (loss) with average equity including goodwill	-3.4%	13.0%	3.5%	10.5%

Adjusted Operating Return on Equity, Excluding AOCI
Adjusted income (loss) from operations with average equity
including goodwill	-1.3%	14.5%	8.3%	13.5%
Adjusted income (loss) from operations with average equity
excluding goodwill	-1.5%	16.5%	9.5%	15.2%

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would result in a more dilutive EPS.

Lincoln National Corporation

Reconciliation of Net Income EPS to Adjusted Operating EPS Excluding Notable Items and Alternative Investment Income

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net Income (Loss) EPS, As Reported	$(0.83)	$2.24	$2.24	$5.59
Less:
Excluded realized gain (loss), after-tax	(0.24)	(0.36)	(2.42)	(0.68)
Benefit ratio unlocking, after-tax	(0.01)	0.15	0.91	0.14
Net impact from the Tax Cuts and Jobs Act	-	0.15	-	0.09
Acquisition and integration costs related to mergers and acquisitions,
after-tax	(0.16)	(0.04)	(0.39)	(0.21)
Gain (loss) on early extinguishment of debt, after-tax	(0.17)	-	(0.16)	(0.08)
Adjusted Income (Loss) from Operations EPS, As Reported	$(0.25)	$2.34	$4.30	$6.33
Less:
Notable items:
Unlocking/reserve adjustments	(2.00)	(0.01)	(1.98)	(0.01)
Alternative investment income	(0.47)	0.04	(0.52)	-
Total notable items and alternative investment income	$(2.47)	$0.03	$(2.50)	$(0.01)

Adjusted Income (Loss) from Operations EPS, Excluding Notable
Items and Alternative Investment Income	$2.22	$2.31	$6.80	$6.34

Lincoln National Corporation

Reconciliation of Book Value per Share

	As of September 30,
	2019	2018
Book value per share, including AOCI	$100.84	$70.17
Per share impact of AOCI	31.51	3.90
Book value per share, excluding AOCI	69.33	66.27

Lincoln National Corporation

Digest of Earnings

	For the
(in millions, except per share data)	Three Months Ended
	September 30,
	2019	2018

Revenues	$4,638	$4,264

Net Income (Loss)	$(161)	$490
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(3)	-
Net Income (Loss) Available to Common
Stockholders – Diluted	$(164)	$490

Earnings (Loss) per Common Share – Basic	$(0.81)	$2.27
Earnings (Loss) per Common Share – Diluted (2)	(0.83)	2.24

Average Shares – Basic	199,200,811	215,901,268
Average Shares – Diluted	201,561,178	218,469,229

	For the
	Nine Months Ended
	September 30,
	2019	2018

Revenues	$12,913	$11,893

Net Income (Loss)	$454	$1,242
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	(6)
Net Income (Loss) Available to Common
Stockholders – Diluted	$454	$1,236

Earnings (Loss) per Common Share – Basic	$2.25	$5.71
Earnings (Loss) per Common Share – Diluted (2)	2.24	5.59

Average Shares – Basic	201,644,591	217,413,480
Average Shares – Diluted	203,135,457	221,095,468

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.
(2) Due to reporting a net loss for the three months ended September 30, 2019, basic shares were used in the diluted earnings per share calculation for that period as the use of diluted shares would have resulted in a lower loss per share.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe," "anticipate," "expect," "estimate," "project," "will," "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•

Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•

Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•

Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company’s ability to meet its obligations;

•

Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries' products; the required amount of reserves and/or surplus; our ability to conduct business and our captive reinsurance arrangements as well as restrictions on the payment of revenue sharing and 12b-1 distribution fees; the impact of U.S. Federal tax reform legislation on our business, earnings and capital; and the impact of any “best interest” standards of care adopted by the Securities and Exchange Commission (“SEC”) or other regulations adopted by federal or state regulators or self-regulatory organizations relating to the standard of care owed by investment advisers and/or broker dealers;

•	Actions taken by reinsurers to raise rates on in-force business;
•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•

Uncertainty about the effect of continuing promulgation and implementation of rules and regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us, the economy and the financial services sector in particular;

•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline in the equity markets causing a reduction in the sales of our subsidiaries' products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; an acceleration of the net amortization of deferred acquisition costs ("DAC"), value of business acquired ("VOBA"), deferred sales inducements ("DSI") and deferred front-end loads ("DFEL"); and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•	Changes in accounting principles that may affect our financial statements;
•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios, as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•

Interruption in telecommunication, information technology or other operational systems, or failure to safeguard the confidentiality or privacy of sensitive data on such systems from cyberattacks or other breaches of our data security systems;

•

The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including the successful implementation of integration strategies or the achievement of anticipated synergies and operational efficiencies related to an acquisition;

•	The adequacy and collectability of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•	The unknown effect on our subsidiaries' businesses resulting from evolving market preferences and the changing demographics of our client base; and
•	The unanticipated loss of key management, financial planners or wholesalers.

The risks and uncertainties included here are not exhaustive. Our most recent Form 10-K, as well as other reports that we file with the SEC, include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.